EXHIBIT 10.1

SUBLEASE BETWEEN
PARTMINER, INC., SUBLANDLORD
AND
FLAGSHIP HEALTHCARE MANAGEMENT, INC., SUBTENANT

SUBLEASE made as of the 30th day of November, 2004, by and between PARTMINER, INC., a New York corporation, having an office at 80 Ruland Road, Melville, New York 11747 (hereinafter called "Sublandlord"), and FLAGSHIP HEALTHCARE MANAGEMENT, INC., a Delaware corporation, having an office at 645 Madison Avenue, 12th Floor, New York, NY 10022 (hereinafter called "Subtenant").

W I T N E S S E T H

WHEREAS:

A. By Standard Form of Loft Lease dated October 5, 2000, (which lease as the same has been or may be amended is hereinafter referred to as the "Overlease") 432 Park South Realty Co. LLC (hereinafter called "Overlandlord") leased to Sublandlord the entire 13th floor (hereinafter called the "Leased Space" or the “Premises”) in the building known as 432 Park Avenue South, New York, New York (hereinafter called the "Building") in accordance with the terms of the Overlease. A true and complete copy of the Overlease (from which certain terms which do not relate to Subtenant's obligations hereunder have been deleted) is annexed hereto as Exhibit A.

B. Sublandlord and Subtenant desire to consummate a subleasing of the Leased Space on terms and conditions contained in this agreement (hereinafter called the "Sublease").

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, it is hereby agreed as follows:

l.
1.1. Sublandlord hereby leases to Subtenant and Subtenant hereby hires from Sublandlord the Premises for a term (the "Sublease Term") to commence five (5) days after Sublandlord sends written notice to Subtenant by overnight courier for next day delivery that (i) the Sublandlord has received the Overlandlord’s consent to this Sublease, and (ii) the current subtenant has vacated the Premises and the Premises are vacant and available for Subtenant’s possession, provided Sublandlord may give said notice prior to the date of actual vacancy by the current subtenant, however, in no event shall the Sublease Commencement Date commence prior to vacant delivery of the Premises to Subtenant (hereinafter called the "Sublease Commencement Date") and to end on November 29, 2010 (hereinafter called the "Sublease Expiration Date"), at an annual fixed rent (the “Fixed Rent”) of:

(i) Two Hundred Seventy Thousand and 00/100 Dollars ($270,000.00) per annum in equal monthly installments of Twenty Two Thousand Five Hundred and 00/100 Dollars ($22,500.00) per month during the period commencing sixty (60) days after the Sublease Commencement Date and ending on December 31, 2005,

(ii) Two Hundred Seventy Eight Thousand One Hundred and 00/100 Dollars ($278,100.00) per annum in equal monthly installments of Twenty Three Thousand One Hundred Seventy Five and 00/100 Dollars ($23,175.00) per month during the period commencing on the January 1, 2006 and ending on December 31, 2006,

(iii) Two Hundred Eighty Six Thousand Four Hundred Forty Three and 00/100 Dollars ($286,443.00) per annum in equal monthly installments of Twenty Three Thousand Eight Hundred Seventy and 25/100 Dollars ($23,870.25) per month during the period commencing on the January 1, 2007 and ending on December 31, 2007,

(iv) Two Hundred Ninety Five Thousand Thirty Six and 29/100 Dollars ($295,036.29) per annum in equal monthly installments of Twenty Four Thousand Five Hundred Eighty Six and 36/100 Dollars ($24,586.36) per month during the period commencing on the January 1, 2008 and ending on December 31, 2008,

(v) Three Hundred Three Thousand Eight Hundred Eighty Seven and 37/100 Dollars ($303,887.37) per annum in equal monthly installments of Twenty Five Thousand Three Hundred Twenty Three and 95/100 Dollars ($25,323.95) per month during the period commencing on the January 1, 2009 and ending on December 31, 2009,

(vi) Three Hundred Thirteen Thousand Three and 99/100 Dollars ($313,003.99) per annum in equal monthly installments of Twenty Six Thousand Eighty Three and 67/100 Dollars ($26,083.67) per month during the period commencing on the January 1, 2010 and ending on the Sublease Expiration Date, to be paid by Subtenant to Sublandlord at Sublandlord's office (or such other location as Sublandlord shall designate in writing) by check drawn on a bank which is a member of the New York Clearing House Association in advance, on the first day of each month during the Sublease Term without any set-off, off-set, abatement or reduction whatsoever, except that Subtenant shall pay the first monthly installment of annual fixed rent to Sublandlord upon the execution hereof which Sublandlord will apply to the first month’s annual fixed rent due hereunder.

Any amount due from Subtenant to Sublandlord which is not paid when due shall bear interest at ten percent (10%) per annum (the “Default Rate”), from the date which is seven (7) days following the day such payment is due until paid, but the payment of such interest shall not excuse or cure any default by Subtenant under this Sublease. If Subtenant is more than five (5) days late in paying any installment of rent due under this Sublease, Subtenant shall further pay Sublandlord a late charge equal to five percent (5%) of the delinquent installment of rent. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Sublandlord in processing each delinquent payment of rent by Subtenant and that such late charge shall be paid to Sublandlord as liquidated damages for each delinquent payment, but the payment of such late charge shall not excuse or cure any default by Subtenant under this Sublease. The parties further agree that the payment of late charges and the payment of interest provided for above are distinct and separate from one another in that the payment of interest is to compensate Sublandlord for the use of Sublandlord’s money by Subtenant, while the payment of a late charge is to compensate Sublandlord for the additional administrative expense incurred by Sublandlord in handling and processing delinquent payments.

1.2  Fixed Rent includes payments due under the Lease by Sublandlord to Overlandlord for operating costs as provided in paragraph 124 of the Lease, and therefore Subtenant shall have no obligation to pay the same.

2.
2.1 Except as set forth in the Overlease, Subtenant shall not (a) assign this Sublease, nor (b) permit this Sublease to be assigned by operation of law or otherwise, nor (c) underlet all or any part of the Premises, nor (d) permit the Premises or any desk space therein to be occupied by any person(s) other than Subtenant, nor (e) pledge or encumber this Sublease, the term and estate hereby granted or the rentals hereunder. Subject to the terms of the Overlease and subject to Sublandlord’s consent, which shall not be unreasonably withheld, Subtenant shall have the right to assign this Sublease or sublet all of the Premises. Sublandlord’s consent shall not be required for an assignment of this Sublease or a further subletting of the Premises (in whole or in part) if such assignee or sub-sublessee is an affiliate or successor (as defined in Section 87D of the Overlease) of Subtenant.

2.2 Notwithstanding anything the contrary contained in Section 2.1 above or in the Overlease, except for an assignment or sublet(s) as permitted by Section 87D of the Overlease or for subletting to any entity owned and controlled by Fred Nazem, Subtenant shall pay to Sublandlord one hundred percent (100%) of any profits or any other sums received (other than the proceeds of a sale of the Subtenant’s business or other sums allocated to services rendered by Subtenant) by Subtenant from any sub-subtenant or assignees in excess of the Fixed Rent and additional rent payable from Subtenant to Sublandlord pursuant to the terms of this Sublease. In computing such sums due Sublandlord hereunder, Subtenant may deduct the reasonable out-of-pocket costs incurred for such assignment and/or subletting, such as broker and legal fees, fix-up costs and rent concessions.

3.
3.1 Except as herein otherwise expressly provided herein and except for the obligation to pay rent and additional rent under the Overlease, all of the terms, covenants, conditions and provisions in the Overlease are hereby incorporated in, and made a part of this Sublease, and such rights and obligations as are contained in the Overlease are hereby imposed upon the respective parties hereto, as the case may be; the Sublandlord herein being substituted for the Landlord named in the Overlease, and the Subtenant herein being substituted for the Tenant named in the Overlease; provided, however, that the Sublandlord herein shall not be liable for any defaults by Overlandlord; provided Sublandlord will join Subtenant, or to the extent that Subtenant cannot deal directly with Overlandlord, then notify any request of Subtenant to Overlandlord for repairs or other matters required of Overlandlord under the Lease at Subtenant’s sole cost and expense, however, there shall be no charge for ministerial acts such as giving notice. If the Overlease shall be terminated for any reason during the term hereof, then and in that event this Sublease shall thereupon automatically terminate and Sublandlord shall have no liability to Subtenant by reason thereof. Upon the termination of this Sublease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Subtenant's right to possession, Subtenant will at once surrender and deliver up the Premises in condition and repair existing as of the Sublease Commencement Date, reasonable wear and tear and casualty excepted and nothing herein or in the Overlease shall require the Subtenant to restore the Premises to the condition it was in as of the Overlease Commencement Date. Notwithstanding any language to the contrary contained in this Sublease, Subtenant agrees that Sublandlord may at any time after the date hereof surrender the Overlease and the premises demised thereunder to Overlandlord, provided Overlandlord shall simultaneously deliver a written agreement to Subtenant providing that notwithstanding such surrender Overlandlord shall not disturb Subtenant's occupancy of the Premises pursuant to the same terms and conditions hereof at no additional cost to Subtenant, so long as Subtenant is not in default hereunder if Subtenant shall at Overlandlord's election either (i) attorn to Overlandlord as if Overlandlord were the Sublandlord hereunder or (ii) enter into a lease with Overlandlord for the remaining term of the Sublease on the same terms and conditions contained herein. In addition, Subtenant may, but shall not be obligated to, cure any monetary default of Sublandlord under the Overlease to preserve Subtenant’s rights to the Premises, and in any such case, the amounts expended by Subtenant in curing Sublandlord’s monetary default may be offset against the Fixed Rent or additional rents coming due under this Sublease.

3.2. For purposes of this Sublease, Articles 1, 52, 90, 104, 105, 107, 111, 125, 127, 129, 130, 131 and Exhibit A in the Overlease and all references in the Overlease to the aforesaid Articles or Exhibit of the Overlease together with rent in the preamble of Overlease, Articles 124 (operating costs) and 62 (broker) of the Overlease shall not be deemed incorporated in or made a part hereof; and Subtenant shall have no obligations arising thereunder.

4.
4.1 Subtenant has examined the Premises, is aware of the physical condition thereof, and agrees to take the same "as is," in its current condition and state of repair, with the understanding that there shall be no obligation on the part of Sublandlord to perform any work, supply any materials or incur any expense whatsoever in connection with the preparation of the Premises for Subtenant's occupancy thereof. Sublandlord shall have no obligations whatsoever to alter, improve, decorate, or otherwise prepare the Sublease Premises for Subtenant’s occupancy, except that on the Sublease Commencement Date, the Premises shall be vacant, there shall remain in the Premises the existing inventory (without representation or warranty of any kind by Sublandlord with respect to the condition of the same), as more particularly described on Exhibit "B" attached hereto, which shall become Subtenant's property. In furtherance thereof, Sublandlord represents that it has the authority to convey the Inventory to Subtenant and that the Inventory, when conveyed to Subtenant, will be owned by Subtenant free and clear of all liens and claims of any kind. On the Sublease Commencement Date, Sublandlord shall provide Subtenant with a bill of sale, with no representations or warranties of any type, for said inventory, in the form set forth as Exhibit "C" attached hereto.

5.
5.1 Subtenant agrees that the Premises shall be occupied only as general and executive offices for Subtenant's business.

6.
6.1 This Sublease is conditioned upon the consent by Overlandlord to this Sublease, which consent shall be evidenced by Overlandlord's signature appended hereto or a separate consent in the form utilized by Overlandlord for such purposes. Sublandlord agrees to promptly submit this Sublease to Overlandlord for its consent and to pay all costs, expenses and fees due Overlandlord in connection with this consent. Should the Sublease Commencement Date not occur by January 1, 2005, provided said failure is not in any manner due to Subtenant, then Subtenant, at its option, may cancel this Sublease on or before January 15, 2005 and receive a prompt refund of all monies deposited or paid hereunder.

6.2. Subtenant stipulates that it is familiar with the provisions of Article 119 of the Overlease. In the event that Overlandlord shall exercise any of its options pursuant to Article 119 of the Overlease with respect to the Premises upon Sublandlord's request for Overlandlord's consent to this Sublease, Sublandlord will so notify Subtenant and, upon receipt of such notification by Sublandlord, this Sublease shall be deemed to be null and void and without force or effect, and Sublandlord and Subtenant shall have no further obligations or liabilities to the other with respect to this Sublease, except that Sublandlord to promptly refund to Subtenant all monies paid or deposited by Subtenant to Sublandlord hereunder.

6.3. Sublandlord makes no representation with respect to obtaining Overlandlord's approval of this Sublease and, in the event that Overlandlord notifies Sublandlord that Overlandlord will not give such approval, Sublandlord will so notify Subtenant and, upon receipt of such notification by Sublandlord of the disapproval by Overlandlord, this Sublease shall be deemed to be null and void and without force or effect, and Sublandlord and Subtenant shall have no further obligations or liabilities to the other with respect to this Sublease.

6.4. Except as otherwise specifically provided herein, wherever in this Sublease Subtenant is required to obtain Sublandlord's consent or approval, Subtenant understands that Sublandlord may be required to first obtain the consent or approval of Overlandlord. If Overlandlord should refuse such consent or approval, Sublandlord shall be released of any obligation to grant its consent or approval whether or not Overlandlord's refusal, in Subtenant's opinion, is arbitrary or unreasonable. Subtenant agrees that Sublandlord shall not be required to dispute any determinations or other assertions or claims of Overlandlord regarding the obligations of Sublandlord under the Overlease for which Subtenant is or may be responsible under the terms of this Sublease. Should Sublandlord elect not to dispute any such determinations, assertions or claims by Overlandlord, Sublandlord hereby grants Subtenant the right to dispute the same in its own name without Sublandlord's consent and the right to resolve such disputes to its own satisfaction, provided that Subtenant shall bear any and all costs and expenses of any such dispute and/or settlement and provided further that Sublandlord shall not be bound without its consent, not to be unreasonably withheld or delayed, by any settlement, agreement or resolution reached by Subtenant and Overlandlord in regard to any such dispute, or by any decree, judgment or penalty resulting therefrom if such settlement agreement or resolution requires Sublandlord to incur any expense.

7.
7.1. Subtenant acknowledges that all services, repairs, restorations, equipment to the Premises and access to the Building and for the Premises and any insurance coverage of the Building will in fact be provided by Overlandlord and Sublandlord shall have no obligation during the term of this Sublease to provide any such services, repairs, restorations, equipment, access to the Building or insurance. Subtenant agrees to look solely to Overlandlord for the furnishing of such services, repairs, restorations, equipment, access and insurance. Sublandlord shall in no event be liable to Subtenant nor shall the obligations of Subtenant hereunder be impaired or the performance thereof excused because of any failure or delay on Overlandlord's part in furnishing such services, repairs, restorations, equipment, access to the Building or insurance. If Overlandlord shall default in any of its obligations to Sublandlord with respect to the Premises, Subtenant shall be entitled to participate with Sublandlord in the enforcement of Sublandlord's rights against Overlandlord, but Sublandlord shall have no obligation to bring any action or proceeding to enforce Sublandlord's rights against Overlandlord. If, after written request from Subtenant, Sublandlord shall fail or refuse to take appropriate action for the enforcement of Sublandlord's rights against Overlandlord with respect to the Premises within a reasonable period of time considering the nature of Overlandlord's default, Subtenant shall have the right to take such action in its own name, and for that purpose and only to such extent, all of the rights of Sublandlord under the Overlease hereby are conferred upon and assigned to Subtenant and Subtenant hereby is subrogated to such rights to the extent that the same shall apply to the Premises. If any such action against Overlandlord in Subtenant's name shall be barred by reason of lack of privity, nonassignability or otherwise, Subtenant may take such action in Sublandlord's name provided Subtenant has obtained the prior written consent of Sublandlord, which consent shall not be unreasonably withheld or delayed, provided, Subtenant hereby agrees, that Subtenant shall indemnify and hold Sublandlord harmless from and against all liability, loss, damage or expense, including, without limitation, reasonable attorney's fees, which Sublandlord shall suffer or incur by reason of such action.

7.2. Anything contained in any provisions of this Sublease to the contrary notwithstanding, Subtenant agrees, with respect to the Premises, to comply with and remedy any default claimed by Overlandlord and caused by Subtenant and occurring on or after the Sublease Commencement Date, within the period allowed to Sublandlord as tenant under the Overlease, even if such time period is shorter than the period otherwise allowed in the Overlease, due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Overlandlord. Sublandlord agrees to promptly forward to Subtenant, upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as tenant under the Overlease or a copy of any governmental notice it receives pertaining to the Premises. Subtenant agrees to forward to Sublandlord, upon receipt thereof, copies of any notices received by Subtenant with respect to the Premises from Overlandlord or from any governmental authorities.

8.
8.1 Sublandlord warrants and represents to Subtenant the following:

(a)  It is the holder of the interest of the tenant under the Overlease,

(b)  The Overlease is in full force and effect,

(c)  To the best of Sublandlord’s knowledge, there is no event now which is, or with the passage of time, the giving of notice and the expiration of applicable cure periods could be a default on the part of the Overlandlord and/or Sublandlord under the Overlease; and, to the best of Sublandlord’s knowledge, Overlandlord is not in default of any services required to be delivered to tenant under the Overlease;

(d)  Sublandlord has not received any notice from the Overlandlord;

(e) Upon Overlandlord’s consent to this Sublease Agreement, Subtenant shall have the exclusive right to use and occupy the Premises subject only to the terms of the Overlease and the Sublease;

(f)  The party executing this Sublease Agreement on behalf of the Sublandlord and Subtenant represent that he/she has the authority to enter into this Sublease Agreement; and the execution and delivery of this Agreement is not in violation of any agreement by and between Sublandlord or Subtenant, as the case may be, and any third party, and the execution and delivery of this Sublease Agreement does not require the consent of any Court of competent jurisdiction, administrative agency or other third party other than the Overlandlord; and

(g) That Exhibit A is a true and complete copy of the Overlease, and there are and have been no modifications or amendments to the Overlease.

(h)  That notwithstanding anything contained herein or elsewhere to the contrary, Subtenant shall not be required to perform any act, or incur any expense for anything that accrued in the Premises prior to the Sublease Commencement Date unless due to Subtenant; and Subtenant shall have no obligation for conditions in the Premises which pre-exist the Sublease Commencement Date as a result of Sublandlord or its prior subtenants/occupants use and occupancy.

9.
9.1 This Sublease is subject to, and Subtenant accepts this Sublease subject to, any amendments and supplements to the Overlease hereafter made between Overlandlord and Sublandlord, provided that any such amendment or supplement to the Overlease will not prevent or adversely affect the use by Subtenant of the Premises in accordance with the terms of this Sublease, increase the obligations of Subtenant or decrease its rights under the Sublease or in any other way materially adversely affect Subtenant.

9.2. This Sublease is subject and subordinate to the Overlease and to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the Premises are a part and all renewals, modifications, replacements and extensions of any of the foregoing. This Section 9.2 shall be self-operative and no further instrument of subordination shall be required. To confirm such subordination, Subtenant shall execute promptly any accurate certificate that Sublandlord may request.

10.
10.1 Subtenant covenants, represents and warrants that Subtenant has had no dealings or communications with any broker or agent in connection with the consummation of this Sublease other than Williams Real Estate Co. Inc. and Newmark & Company Real Estate, Inc. (collectively, the “Broker”) and Subtenant covenants and agrees to pay, hold harmless and indemnify Sublandlord from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any broker or agent claiming to have dealt with Subtenant with respect to this Sublease or the negotiation thereof other than Broker. Sublandlord shall pay the Broker its commission pursuant to a separate agreement and shall hold Subtenant harmless from claims by Broker or from any compensation due any other broker that claims to have dealt with Sublandlord.

11.
11.1. Subtenant stipulates that it is familiar with the provisions of Article 113 of the Overlease. Commencing January 1, 2006, Subtenant shall pay as additional rent pursuant to this Sublease its share of Article 113 Rent (hereinafter called “Article 113 Rent”) based upon a modified base year of January 1, 2005 through December 31, 2005 (the “Modified Base Year”); it being the intention that Subtenant’s real estate tax contribution shall be equal to one hundred (100%) of increases in real estate taxes (as defined in Article 113 of the Overlease) over the real estate taxes imposed for the Modified Base Year. At any time after receipt by Sublandlord from Overlandlord of any Article 113 Rent statement, Sublandlord may deliver to Subtenant a statement with respect to the payment of the Article 113 Rent and, within twenty (20) days after delivery of such statement, Subtenant shall pay to Sublandlord additional rent determined as aforesaid in this Section 11.1. Additional rent payable pursuant to this Section 11.1 shall be based solely upon actual payments made by Sublandlord pursuant to the provisions of Article 113 of the Overlease. Sublandlord shall be under no obligation to contest any such payment and Sublandlord shall furnish to Subtenant evidence of such payment.

11.2 Subtenant shall also pay to Sublandlord any Tenant Surcharges (as that term is hereinafter defined). “Tenant Surcharges” shall mean any and all amounts other than Fixed Rent, Article 113 Rent and rent due under Article 124 of the Overlease which, by the terms of the Overlease, become due and payable by Sublandlord to Overlandlord as additional rent or otherwise from and after the Sublease Commencement Date (unless due to Subtenant) and which would not have become due and payable but for the acts, requests for services, and/or failures to act of Subtenant, its agents, officers, representatives, employees, servants, contractors, invitees, licensees or visitors under this Sublease, including, but not limited to: (i) any increases in Overlandlord's fire, rent or other insurance premiums, as provided in the Overlease, resulting from any act or omission of Subtenant, (ii) any additional charges to Sublandlord on account of Subtenant's use of heating, ventilation or air conditioning after hours, (iii) any charges which may be imposed on Sublandlord, to the extent that such charges are attributable to the Premises or the use thereof or services or utilities provided thereto from and after the Sublease Commencement Date (unless due to Subtenant), and (iv) any additional charges to Subtenant on account of Subtenant's use of cleaning and elevator services after hours or in excess of normal usage. Within a reasonable time after receipt by Sublandlord of any statement or written demand from Overlandlord including any Tenant Surcharges, Sublandlord will furnish Subtenant with a copy of such statement or demand, together with Sublandlord's statement of the amount of any such Tenant Surcharges, and Subtenant shall pay to Sublandlord the amount of such Tenant Surcharges within twenty (20) days after Subtenant's receipt of such statement or demand; provided, however, that in any instance in which Subtenant shall receive any such statement or demand directly from Overlandlord, Subtenant may pay the amount of the same directly to Overlandlord. Payments shall be made pursuant to this Section 11.2 notwithstanding the fact that the statement to be provided by Sublandlord is furnished to Subtenant after the expiration of the term of this Sublease and notwithstanding the fact that by its terms this Sublease shall have expired or have been cancelled or terminated; provided that any such charges shall have accrued during the Sublease Term.

12.
12.1 Any notice, demand or communication which, under the terms of this Sublease or under any statute or municipal regulation must or may be given or made by the parties hereto, shall be in writing and given or made by mailing the same by registered or certified mail, return receipt requested, or by reputable overnight courier, in each case addressed as follows (or addressed and sent to such other place as either party may from time to time designate in a notice to the other):

Subtenant (prior to Sublease	Flagship Healthcare Management, Inc.
Commencement Date):	645 Madison Avenue, 12th Floor
New York, NY 10022
Attention: Chief Financial Officer

Subtenant (subsequent to	Flagship Healthcare Management, Inc.
Sublease Commencement Date):	432 Park Avenue South, 13th Floor
New York, NY 10016
Attention: Chief Financial Officer

With a copy of default notice to:	Mandell, Mandell, Okin & Edelman, LLP
3000 Marcus Avenue, Suite 2E7
Lake Success, NY 11042
Attention: Glen S. Edelman, Esq.

Sublandlord:	PartMiner, Inc.
80 Ruland Road
Melville, New York 11747
Attention: Mr. Michael R. Manley

With a copy of default notice to:	Until November 11, 2004:
Morrison Cohen Singer & Weinstein, LLP
750 Lexington Avenue
New York, New York 10022
Attention: Stephen Soleymani, Esq.

After November 11, 2004:
Morrison Cohen LLP
909 Third Avenue
New York, New York 10022
Attention: Stephen Soleymani, Esq.

All notices shall be deemed to have been received upon receipt or refusal of receipt.

13.
13.1. Subtenant's use of electric current in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises. Subtenant shall not make or perform or permit the making or performing of, any alterations to wiring installations or other electrical facilities in or serving the Premises without the prior consent of Overlandlord and Sublandlord in each instance. In no event shall any installation of additional lighting, electrical appliances and equipment result in an increase in Sublandlord's own expenses for electrical energy usage under the Overlease unless the same constitutes a Tenant Surcharge. Subtenant hereby agrees to pay all costs of operating such additional lighting, appliances and equipment, and agrees to indemnify Sublandlord for any and all costs that may be charged to Sublandlord by reason of Subtenant's installation or use of such additional lighting, appliances and equipment. If, as a condition to giving its consent to such installation, Overlandlord requires Sublandlord to pay for the additional facilities needed to provide the additional capacity, Subtenant will, as and when such payment or payments are required to be made, pay Sublandlord the amount of such payment or payments.

13.2. Sublandlord shall not be liable in any way to Subtenant for any failure or defect in the supply or character of electric energy furnished to the Premises by reason of any requirement, act or omission of the public utility serving the Building with electricity or for any other reason not attributable to Sublandlord.

14.
14.1 Subtenant may make no changes, alterations, additions, improvements or decorations in, to or about the Premises without Sublandlord's prior written consent and, to the extent required by the Overlease, Overlandlord’s consent. Notwithstanding the foregoing, Subtenant may, in accordance with the terms of the Overlease, perform the following work in the Premises: paint the Premises, clean or replace the carpeting, install portable partitions, install mirror by 13th floor elevators and install additional lighting, if necessary.

15.
15.1 Intentionally deleted.

16.
16.1 So long as Subtenant pays all of the rent and additional rent due under this Sublease and performs all of Subtenant's other obligations hereunder, Sublandlord shall not disturb or terminate Subtenant's leasehold estate hereunder, subject, however, to the terms, provisions and obligations of this Sublease and the Overlease.

17.
17.1 This Sublease may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

17.2. This Sublease shall not be binding upon Sublandlord unless and until it is signed by Sublandlord and a fully-executed counterpart thereof has been delivered to Subtenant. This Section 17.2 shall not be deemed to modify the provisions of Article 6 hereof.

17.3. This Sublease constitutes the entire agreement between the parties and all representations and understandings have been merged herein.

17.4. This Sublease shall inure to the benefit of all of the parties hereto, their successors and (subject to the provisions hereof) their assigns.

17.5. The term "Sublandlord" as used in this Sublease shall mean only the Sublandlord named herein, so that in the event of any assignment of the Overlease, the Sublandlord named herein shall be and hereby is entirely freed and relieved of all future covenants, obligations and liabilities of Sublandlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest that the assignee of the Overlease has assumed and agreed to carry out any and all such covenants, obligations and liabilities of Sublandlord hereunder.

17.6. Upon the expiration of the Sublease Term or any earlier termination of the Sublease, Subtenant shall remove Subtenant's property and surrender the Sublease Premises to Sublandlord broom-clean and in good condition, ordinary wear and tear and damage from causes beyond Subtenant's reasonable control excepted.

If Subtenant retains possession of the Sublease Premises or any part thereof after the expiration of the Sublease Term or earlier termination of the Sublease, Subtenant shall become a tenant from month-to-month until such possession shall cease, and Subtenant shall pay to Sublandlord (i) an amount equal to two and one-half times the immediately preceding Fixed Rent for the time Tenant thus remains in possessions, (ii) an amount equal to two and one-half times the additional rent for such period, including any adjustment of rents pursuant to the Sublease, and (iii) all damages, consequential and direct, sustained by Sublandlord by reason of Subtenant's retention of possession.

Nothing contained in the Lease shall be construed as a consent by Sublandlord to the occupancy or possession by Subtenant of the Sublease Premises beyond the expiration or prior termination of the Sublease Term, and Sublandlord, upon such expiration or prior termination of the Sublease Term shall be entitled to the benefit of all legal remedies now in force or hereafter enacted relating to the speedy repossession of the Sublease Premises.

18.
18.1 Subtenant shall deposit with Sublandlord on the signing of this Sublease, a clean, unconditional, irrevocable and transferable letter of credit (the “Letter of Credit”) in the amount of One Hundred Thirty Five Thousand and 00/100 Dollars ($135,000.00), satisfactory to Sublandlord, issued by and drawn on a bank satisfactory to Sublandlord, for a term of not less than one (1) year, as security for the faithful performance and observance by Subtenant of the terms, covenants, conditions and provisions of this Sublease, including, without limitation, the surrender of possession of the Premises to Sublandlord as herein provided. Notwithstanding the foregoing, two (2) years after the Sublease Commencement Date, the amount of such Letter of Credit shall be reduced to the sum of Seventy-One Thousand Six Hundred and 00/100 Dollars ($71,600.00); provided that, Subtenant has met or exceeded the following financial target: Subtenant's cash balance as of December 31, 2006 is equal to or exceeds the annualized, aggregated, cash burn rate of the third and fourth quarter of 2006. In the event the cash balance is lower than the annualized cash burn rate then the amount secured by the Letter of Credit will remain unchanged from the previous year. The cash burn rate will be equal to EBITDA as defined by GAAP, minus capital expenditures, debt and interest payments, equity distributions and dividends. If an event of default under this Sublease shall occur and be continuing after Sublandlord’s notice, if required hereunder, and the expiration of the applicable cure period, if any, Sublandlord may present the Letter of Credit for payment and apply the whole or any part of the proceeds thereof, as the case may be, (i) toward the payment of any fixed rent, Article 113 Rent, additional rent or any other item of rental as to which Subtenant is in default, (ii) toward any sum which Sublandlord may expend or be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants and conditions of this lease, including, without limitation, any damage, liability or expense (including, without limitation, reasonable attorneys’ fees and disbursements) incurred or suffered by Sublandlord, and (iii) toward any damage or deficiency incurred or suffered by Sublandlord in the reletting of the Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other re-entry by Sublandlord. If Sublandlord applies or retains any part of the proceeds of the Letter of Credit, Subtenant, upon demand, shall deposit with Sublandlord the amount so applied or retained so that Sublandlord shall have the full deposit on hand at all times during the Term. If Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the Letter of Credit shall be returned to Subtenant after the end of the term of the Sublease, as same may be extended, and after delivery of possession of the Premises to Sublandlord. Subtenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit and neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Subtenant shall renew any Letter of Credit from time to time, at least thirty (30) days prior to the expiration thereof, and deliver to Sublandlord a new Letter of Credit or an endorsement to the Letter of Credit, and any other evidence required by Sublandlord that the Letter of Credit has been renewed for a period of at least one (1) year. If Subtenant shall fail to renew the Letter of Credit as aforesaid, Sublandlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit.

19.
19.1 Subtenant acknowledges that the Premises are now occupied by Niteo Partners, Inc. ("NPI") and that this Sublease is subject to the termination of the current sublease between NPI and PartMiner, Inc. and NPI's vacation of the Premises.

20.
20.1 If necessary, Sublandlord shall join in Subtenant’s initial request to Overlandlord (which shall be limited to writing a letter and making a telephone call to Overlandlord) to list Subtenant on the Building’s lobby directory, if any.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

PARTMINER, INC., Sublandlord

By:  /s/ Michael R. Manley

Name: Michael R. Manley
Title: President

FLAGSHIP HEALTHCARE MANAGEMENT, INC., Subtenant

By:  /s/ Richard R. Howard

Name: Richard R. Howard
Title: President

Landlord’s Consent and Acknowledgment:
Landlord, 432 Park South Realty Co., LLC, hereby consents to the above Sublease to Flagship Healthcare Management, Inc.

Dated: November __, 2004
Landlord
432 PARK SOUTH REALTY CO., LLC

By:

Name:
Title: